Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-10638 on Form N-1A of our report dated December 22, 2022, relating to the financial statements and financial highlights of Lord Abbett Affiliated Fund, Inc. appearing in the Annual Report on Form N-CSR of Lord Abbett Affiliated Fund, Inc. for the year ended October 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 24, 2023